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                                                                    Exhibit 99.1


             Standard Automotive Corporation Announces Forbearance
                              under Credit Facility


NEW YORK--(BUSINESS WIRE)--August 23, 2001--Standard Automotive Corporation (AMEX: AJX - news) today announced that the Company and its bank lenders under the Company's Term Loan and Revolving Credit Facility ("Credit Facility") have entered into a forbearance agreement expiring on September 14, 2001. Pursuant to the forbearance agreement, the bank lenders have agreed to refrain from exercising their rights and remedies under the Credit Facility until such date with respect to the defaults by the Company thereunder. The bank lenders maintain the ability to exercise their rights and remedies under the Credit Facility to the extent the Company defaults under such forbearance agreement or at any time following the termination of such forbearance agreement. The Company is continuing in its efforts to obtain additional financing to facilitate a restructuring of its existing indebtedness.

Standard Automotive Corporation is a diversified company with production facilities located throughout the United States, Canada, and Mexico. Standard manufactures precision products for the aerospace, nuclear, industrial and defense markets; it designs and builds remotely operated systems used in contaminated waste cleanup; it designs and manufacturers trailer chassis used in transporting maritime and railroad shipping containers; and it builds a broad line of specialized dump truck bodies, dump trailers, and related products. Through its Providence Group, Standard provides engineering professional services to both government and commercial industry.

This release contains certain forward-looking statements, which involve known and unknown risks, uncertainties, and other factors not under the Company's control, which may cause actual results, performance, and achievements of the Company to be materially different from the results, performance or expectations of the Company. These factors may include, but are not limited to, those detailed in the Company's periodic filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K, as amended, for the fiscal year ended March 31, 2001.


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Contact:

     Investor Relations
     Standard Automotive Corporation
     Matt Burris
     212/286-1300
     908/874-7778